EXHIBIT 10.50

AGREEMENT TO RESTRUCTURE LEASE AND TO ASSIGN SUBLEASES

THIS AGREEMENT TO RESTRUCTURE LEASE AND TO ASSIGN SUBLEASES (“Agreement”) is dated as of this 1st day of October, 2004 (the “Agreement Date”) by and between VEF III Funding, LLC, a Delaware limited liability company (“Landlord”) and BroadVision, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.                                    Landlord and Tenant (as assignee of Interleaf, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Tenant (“Interleaf”)) are holders of the landlord’s and tenant’s interests under that certain lease dated March 21, 2000, as amended by Amendment of Lease dated as of April 26, 2000, by Second Amendment of Lease dated as of November 14, 2000, and by Third Amendment of Lease dated as of October 1, 2004 (collectively, the “Lease”), for approximately 78,802 square feet in that certain building located at 400 Fifth Avenue, Waltham, Massachusetts (the “Building”).    Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Lease.  Pursuant to the Lease, Tenant has delivered to the Landlord a security deposit in the amount of $334,829.25 (the “Lease Security Deposit”).

B.                                    Tenant subleased approximately 25,233 square fee of space on the fourth and fifth floors of the Building, access to and use of 17 racks in the computer room located on the third floor of the Building (the “Computer Room”), and access to the Boston Harbor Training Room comprised of approximately 1,335 square feet located on the first floor of the Building, and (collectively, the “Scansoft Subleased Premises”), pursuant to a Sublease dated January 23, 2002 as amended by letter agreement dated November 19, 2003 from Tenant to Scansoft (collectively, the “Scansoft Sublease”) between BroadVision and Scansoft, Inc., a Delaware corporation (“Scansoft”);  Pursuant to the Scansoft Sublease, Scansoft delivered to Tenant a security deposit, in the form of a letter of credit, in the amount of $277,563.00 (the “Scansoft Security Deposit”).  A copy of the Scansoft Sublease is attached hereto as Appendix B.

C.                                    Tenant subleased approximately 6,000 square feet of rentable space on the third floor of the Building and the right to use three (3) racks in the Computer Room (the “Unveil Subleased Premises”), pursuant to a Sublease dated January 23, 2002 as amended by First Amendment to Sublease dated as of June 2, 2004 (collectively, the “Unveil Sublease”) between Tenant and Unveil Technologies, Inc., a Delaware corporation (“Unveil”).  Pursuant to the Unveil Sublease, Unveil delivered to Tenant a cash security deposit in the amount of $9,000.00 (the “Unveil Security Deposit”).  A copy of the Unveil Sublease is attached hereto as Appendix C.

D.                                    Tenant subleased approximately 11,560 square fee of rentable space on the second  floor of the Building, (the “Bladelogic Subleased Premises”), pursuant to a Sublease dated January 14, 2004, as amended by First Amendment to Sublease dated March 23, 2004 (the

“Bladelogic Sublease”) between Tenant and Bladelogic, Inc., a Delaware corporation (“Bladelogic”).  Pursuant to the Bladelogic Sublease, Bladelogic delivered to Tenant a cash security deposit in the amount of $22,302.62 (the “Bladelogic Security Deposit”).  A copy of the Bladelogic Sublease is attached hereto as Appendix D.

E.                                      Scansoft, Unveil and Bladelogic are collectively referred to herein as the “Subtenants”.  The Scansoft Sublease, the Unveil Sublease and the Bladelogic Sublease are collectively referred to herein as the “Subleases”.  The Scansoft Subleased Premises, the Unveil Subleased Premises and the BladeLogic Subleased Premises are collectively referred to herein as the “Subleased Premises”.  The Scansoft Security Deposit, the Unveil Security Deposit and the Bladelogic Security Deposit are collectively referred to herein as the “Subtenants’ Security Deposits”.

F.                                      Landlord and Tenant now desire to assign the Tenant’s interests, rights and obligations under the Subleases to Ben II - VEF III, LLC, a Delaware corporation and an affiliate of Landlord, according to the terms and conditions set forth herein, to reduce the amount of square footage under the Lease that Tenant will lease from Landlord, to terminate Tenant’s obligations under the Lease with respect to all but the portion of the Building that the Tenant will continue to lease under the Fourth Amendment (as hereinafter defined) (such terminated space shall be referred to herein as the “Terminated Space”), for certain considerations set forth herein.

G.                                    Tenant is negotiating the private placement of convertible debentures with a group of investors with gross sales proceeds to Tenant of at least Sixteen Million Dollars ($16 million) (the “Securities Offering”).  The closing of Securities Offering is conditioned on Tenant having entered into written agreements with landlords, including the Landlord, of certain of its remaining excess facilities to restructure or terminate the underlying leases and, if applicable, subleases.  The date on which the Securities Offering closes and Tenant receives the proceeds of the sale of the debentures is referred to herein as the “Effective Date”.

NOW, THEREFORE, in consideration of the foregoing and the promises made herein, Landlord and Tenant hereby agree as follows:

AGREEMENT

1.  Recitals.  The foregoing Recitals are hereby incorporated by this reference into this Agreement.

2.  Amendment of Lease.  On the “Closing Date” (as such term is defined herein), so long as Tenant’s other obligations required to be performed on or before the Closing Date are fulfilled hereunder, Landlord and Tenant will enter into a Fourth Amendment of Lease in the form attached hereto as Appendix A (the “Fourth Amendment”).

3.  Assignment and Assumption of Subleases.

A.                                    Subject to the other provisions of this Agreement, as of October 1, 2004, Tenant hereby assigns to Ben II - VEF III, LLC, and Ben II - VEF III, LLC assumes, all

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of Tenant’s interests, rights and obligations as tenant under the Lease with respect to the Subleased Premises only and as sublandlord under each of the Subleases, but only to the extent of obligations and liabilities that first accrue as of October 1, 2004.  On the Closing Date, subject to the prior sentence, Ben II – VEF III, LLC and Tenant shall execute a partial assignment and assumption of the Lease with respect to the Subleased Premises to Ben II - VEF III, LLC and a full assignment and assumption of all of Tenant’s interests, rights and obligations under the Subleases, including all payments thereunder for rent, additional rent, electricity, computer rack usage and any other amounts for the period beginning October 1, 2004 to date.  On or before the Closing Date, Tenant shall obtain the consent of each of the Subtenants to such assignment and assumption, together with estoppel statements regarding the absence of defaults by Tenant under the Subleases, which statements shall be in the form attached hereto as Appendix E.  In the event that any of such statements are not delivered in the form attached hereto as Appendix E (showing no untoward matters or defaults) on or before the Closing Date, Landlord shall have the right to terminate this Agreement without recourse to the parties.  Provided that Tenant obtains such consent and estoppel statements from each Subtenant, as of October 1, 2004, Tenant and Interleaf shall be relieved of all duties, responsibilities, liabilities and obligations under the Subleases except for obligations that had accrued prior to the Agreement Date under the terms of this Agreement and except for obligations with respect to the Operations Room and the items located therein that are set forth in the Fourth Amendment.  On the Closing Date, Tenant and BroadVision shall deliver the Unveil and Bladelogic Security Deposits to Landlord together with any subrent or other rental obligations of the Subtenants for the months of October 2004 and, if applicable, November, 2004 received before, on or after the Agreement Date.  Tenant shall also, at Tenant’s sole cost and expense, arrange for the transfer to Landlord as of the Closing Date of the Letter of Credit that evidences the Scansoft Security Deposit.

B.                                    Indemnity.  Landlord shall not be liable for, and Tenant shall defend, indemnify and protect Landlord from any claim, demand, judgment, award, fine, loss, damage, expense, charge or cost of any kind or character (including actual attorney fees and court costs) by any of the Subtenants under any of the Subleases that may have accrued with respect to periods prior to the Agreement Date.

4.  Consideration.  In full and complete settlement of all rental and operating expense obligations that would have accrued under the Lease from and after October 1, 2004 for the Terminated Space (and not as payment for any rental obligations for periods prior to October 1, 2004) under the Lease and as consideration for the Landlord’s promises hereunder, Tenant shall pay Landlord Two Million, Five-Hundred Seventy-Six Thousand, Eight-Hundred Seventy Dollars ($2,576,870.00) (the “Settlement Amount”) in four equal installments as follows:

Installment Payment Due Date	Amount

Closing Date	$644,217.50
January 14, 2005	$644,217.50
April 15, 2005	$644,217.50
July 15, 2005	$644,217.50

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The first installment of the Settlement Amount shall be paid by conversion of the Lease Security Deposit of $334,829.25 plus delivery on the Closing Date of a certified or cashier’s check or wire transfer in the amount of $309,388.25.  The second, third and fourth installments of the Settlement Amount shall be paid by drawdown under a commercial Letter of Credit (the “Letter of Credit”), issued on or before the Closing Date, with the following terms:

A.                                   The Letter of Credit shall be issued with the Landlord named as beneficiary in the initial aggregate face amount of One Million Nine Hundred Two Thousand, Six Hundred Fifty-Two and Fifty-One Hundredths Dollars ($1,932,652.50) and shall be issued by Silicon Valley Bank.

B.                                     The Letter of Credit shall be issued for a term of from the date of issuance through October 15, 2005 and shall be in the form attached hereto as Exhibit L/C.  The Letter of Credit shall be transferable (and must permit multiple transfers), irrevocable and unconditional, so that Landlord, or its successor(s) in interest, may at any time draw on the Letter of Credit against sight drafts presented by Landlord, accompanied by Landlord’s statement, made under penalty of perjury, that said drawing is in accordance with the terms and conditions of this Agreement; no other document or certification from Landlord shall be required to negotiate the Letter of Credit and the Landlord may draw on any portion of the then uncalled upon amount thereof without regard to and without the issuing bank inquiring as to the right or lack of right of the holder of said Letter of Credit to effect such draws or the existence or lack of existence of any defenses by Tenant with respect thereto.  The Letter of Credit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant.

C.                                     Independent Contract.  Tenant acknowledges and agrees that the Letter of Credit constitutes a separate and independent contract between Landlord and the issuing bank, that Tenant is not a third party beneficiary of such contract, and that Landlord’s claim under the Letter of Credit for the full amount due and owing thereunder shall not be, in any way, restricted, limited, altered or impaired by virtue of any provision of the Bankruptcy Code.

D.                                    Transfer of the Letter of Credit.  The Letter of Credit shall be transferable to any of the following parties: (i) any secured or unsecured lender of Landlord, (ii) any assignee, successor, transferee or other purchaser of all or any portion of the Premises, or any interest in the Premises, (iii) any partner, shareholder, member or other direct or indirect beneficial owner in Landlord.  Further, Landlord shall have the right to assign or transfer the Letter of Credit to its grantee, assignee or transferee of the Premises; and in the event of any sale, assignment or transfer, the landlord so assigning or transferring the Letter of Credit shall have no liability to Tenant for the return of the Letter of Credit, and Tenant shall look solely to such grantee, assignee or transferee for such return, so long as such grantee, assignee or transferee assumes in writing all of Landlord’s obligations with respect to the Letter of Credit.  The terms of the Letter of Credit shall permit multiple transfers of the Letter of Credit.  Tenant shall use its best efforts to cooperate with Landlord and the bank to effect the transfer(s) of the Letter of Credit and Tenant shall be responsible for all costs of the bank associated therewith.

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E.                                      Draws on Letter of Credit.  Landlord may draw against the Letter of Credit for each of the second through fourth installments of the Settlement Amount on or after the installment’s related installment payment due date as set forth above.  If for any reason the issuing bank under the Letter of Credit fails or is unable to make payment to Landlord of the funds sought to be drawn by Landlord, Tenant shall pay the same to Landlord in cash within ten (10) days of Landlord’s demand therefore.

5.  Transfer of Title to Certain Property.  Effective October 1, 2004, Tenant hereby transfers all of its respective right, title and interest in and to all furniture, the telephone equipment (including the phones and the phone switch located in the telecommunications room on the third floor of the Building), the Security System, the Card Key Access System, the computer racks in the third floor server room and the two units of universal power supply equipment located in the server room on the third floor of the Building as shown on Appendix I to the Fourth Amendment, which items are listed on Exhibit Transferred Property attached hereto (the “Transferred Property”).  On or before the Closing Date, the parties shall inventory the items on Exhibit Transferred Property and compare the same to the items located on the Premises, and shall revise the same prior to the Closing Date.  On the Closing Date, Tenant shall execute a bill of sale for no additional consideration to Landlord for all of the Transferred Property on such revised Exhibit Transferred Property.  Such bill of sale will provide that the Transferred Property is transferred “as is” and without any warranty of any nature whatsoever, except as to title and freedom from encumbrances.  On or before the Closing Date, Tenant shall deliver to Landlord written releases/waivers (including any documentation required to release any security interests in the Transferred Property under the Uniform Commercial Code) from any parties who hold any portion of the Transferred Property as collateral, or who hold a security interest therein.  Transferred Property does not include any other real estate fixtures, non-telephone equipment, photocopiers, printers, records, media or other property contained in the Building, including but not by way of limitation any computer equipment in the Building.  Landlord acknowledges and agrees that Scansoft has exclusive use one of the universal power supplies included in the Transferred Property and that Scansoft will continue to have exclusive use thereof during the term of the Scansoft Sublease assumed by Landlord.  During the terms of the Lease and the Subleases, Landlord will permit the use by Subtenants and Tenant of the Transferred Property (other than Transferred Property not currently being used by the Subtenants or Tenant as of the Agreement Date), including providing power and heating, ventilation and air conditioning being provided as of the Agreement Date.  Except for the Security System and the Card Key Access System, Landlord shall not have any responsibility for maintaining the Transferred Property used by Tenant and Subtenants during the respective terms of the Lease and the Subleases.  Scansoft is responsible for maintaining the universal power supply of which it has exclusive use.  Tenant is responsible for maintaining the phone switch and the other universal power supply included as part of the Transferred Property.  Landlord is responsible for any and all sales, use, or similar tax due as a result of such transfer and any and all personal property taxes, if any, attributable to the furniture so transferred to the extent applicable to periods after September 30, 2004.

6.  Representations and Warranties by Tenant and BroadVision.  Tenant hereby represents and warrants to Landlord as of the Effective Date: (a) the representing party has the legal power, right and authority to enter into this Agreement and the instruments referenced herein that are to

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be executed by the representing party, and to consummate the transactions contemplated hereby; and the individuals executing this Agreement and the instruments referenced herein on behalf of the representing party has the legal power, right, and actual authority to bind the representing party to the terms and conditions hereof and thereof; (b) any and all required consents to or approvals for the representing party executing this Agreement, whether required by the representing party’s internal policies, by third parties or otherwise, have been obtained; (c) this Agreement and the Lease, as modified by the Third Amendment and the Fourth Amendment, are binding obligations of Tenant, enforceable in accordance with their terms; and (d) there are no defaults by Tenant under any of the Subleases and all rent and other amounts due under the Subleases through October 31, 2004 have been received by Tenant.

7.  Representations and Warranties of Landlord.  Landlord hereby represents and warrants to Tenant as of the Effective Date:  (a) Landlord has the legal power, right and authority to enter into this Agreement and the instruments referenced herein that are required to be executed by Landlord, and to consummate the transaction contemplated hereby and the individuals executing this Agreement and the instruments referenced herein on behalf of Landlord have the legal power, right and actual authority to bind Landlord to the terms and conditions hereof and thereof; (b) any and all required consents or approvals to Landlord executing this Agreement, whether required by Landlord’s internal policies, by third parties or otherwise, have been obtained; and (c) this Agreement and the Lease, as modified by the Third Amendment and the Fourth Amendment, are binding obligations of Landlord, enforceable in accordance with their terms.

8.  Mutual Releases.   Each party hereby releases, discharges and acquits the other party, and the other party’s members, partners, affiliates, subsidiaries, officers, directors, agents, attorneys, employees, successors, and assigns; from and of any and all debts, claims, liabilities, demands, damages, actions and causes of action of any kind and of all kinds whatsoever, whether known or unknown, suspected or unsuspected, that either party has or could have had against the other as of the date hereof, arising out of or relating in any way to the Lease and the occupancy or use of the Premises prior to the Agreement Date, except for: (i) a party’s obligations to pay or to refund or credit underpayments or overpayment, as the case may be, by Tenant of Additional Rent after actual amounts of Additional Rent have been determined; (ii) any indemnification obligations of Tenant under the Lease which are covered by Tenant’s insurance; (iii) Tenant’s obligations and liabilities under the Subleases that accrued prior to the Agreement Date; and (iv) any obligations or liabilities with respect to space being retained by Tenant, including as described in the Fourth Amendment.  This limited release shall be governed by the laws of the State of California.  It is understood by the undersigned Landlord and Tenant that the facts with respect to which this limited release is given may hereafter turn out to be other than or different from the facts in that connection now known to it or believed by it to be true, and that each of Landlord and Tenant therefore expressly assumes the risk of the facts turning out to be different and agrees that the foregoing limited release shall be in all respects effective and not subject to termination or rescission as a result of such difference in facts.  This limited release shall bind all persons or entities claiming any rights under or through Landlord or Tenant, whether as stockholders or otherwise.

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Waiver of  California Civil Code § 1542.  Each party has read and understands the contents of section 1542 of the Civil Code of the State of California, and, to the extent of the releases provided herein, Tenant and Landlord each hereby expressly waive that section and the benefits thereof.  Section 1542 reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

/s/ BSB	/s/ WEM
Initials of Landlord	Initials of Tenant

9.  Condition Precedent to Effectiveness of Agreement; Closing Date.  Notwithstanding anything to the contrary contained herein, this Agreement and the parties’ respective obligations hereunder are subject to the closing of the Securities Offering. Tenant will provide Landlord with immediate written notice when the Securities Offering has closed.  The date on which the Securities Offering closes and Tenant receives the proceeds of the sale of the debentures is referred to in this Agreement as the “Effective Date”.  If the Effective Date does not occur within ten (10) working days after the date (the “Execution Date”) that both parties execute and deliver this Agreement, then this Agreement shall automatically terminate and be of no force or effect.  Provided that the closing of the Securities Offering occurs and Tenant receives the proceeds of the sale of the debentures within ten (10) working days after the Execution Date, the Closing Date shall be the date which is five (5) working days after the “Effective Date” occurs.

10.   Miscellaneous.

10.1                        Reimbursement of Landlord’s Attorney’s Fees and for Estimated Costs To Construct Multi-Tenant Floor Improvements on Second Floor.  In addition to the amounts payable by Tenant to Landlord under Section 4 hereof, Tenant shall pay Landlord an amount, not to exceed Ten Thousand Dollars ($10,000.00), for reimbursement of the reasonable fees and expenses incurred by Landlord’s legal counsel in connection with the preparation, review, negotiation and modification of this Agreement Tenant will pay such amount to Landlord on or before the Closing Date.

10.2                        Notices.  Unless otherwise expressly provided herein, all notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered (including by means of professional messenger service) or sent by reputable overnight courier service or certified mail, postage prepaid, return receipt requested, and shall be deemed received upon the date of receipt thereof at the address set forth below the signature of the appropriate party.  Notices of change of address shall be given by written notice as described in this subparagraph.

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If to Landlord:	VEF III Funding, LLC
c/o VEF Advisors, LLC
3340 Peachtree Rd, NE
Tower Place 100, Suite 1660
Atlanta, GA 30326-1000

with a copy to:	Kestrel Management, L.P.
7 Bulfinch Place, Suite 500
Boston, MA 02114-9507
Attn: Henry E. Wyner
and
Nutter, McClennen & Fish, LLP
155 Seaport Blvd.
Boston, MA 02210-2604
Attn: Timothy M. Smith, Esq.

If to Tenant:	BroadVision, Inc.
585 Broadway
Redwood City, California 94063
Attention: Chief Financial Officer

with a copy to:	BroadVision, Inc.
585 Broadway
Redwood City, California 94063
Attention: Legal Department

10.3  Voluntary Agreement.  The parties have read this Agreement, and on the advice of counsel they have freely and voluntarily entered into this Agreement.

10.4  Attorneys’ Fees.  If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs of suit, but not the fees paid by Tenant under Section 9.1.

10.5  Successors.  This Agreement shall be binding on and inure to the benefit of the parties and their successors.

10.6  Headings.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7  Counterparts.  This Agreement may be signed in two or more counterparts.  When at least one such counterpart has been signed by each party, this Agreement shall be deemed to

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have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.

10.8                        Governing Law.  Except to the extent provided in Section 8 hereof, this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles.

10.9                        Entire Agreement.  This Agreement (including all Appendices attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties.  The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

10.10                 Bankruptcy.  In the event that any bankruptcy filings are made against Tenant or any of its affiliates or by Tenant or any of its affiliates on or after the Agreement Date, and the provisions of this Agreement or the Third Amendment to Lease or the Fourth Amendment to Lease and/or the making of any of the payments hereunder (or portions thereof) are rescinded as a result thereof, Landlord shall have the right to reinstate the rescinded portions of the Lease as if this Agreement, the Third Amendment To Lease and the Fourth Amendment To Lease were never entered into upon: 1) written notice to Tenant provided within thirty (30) days of receiving notice of such filing, and 2) reimbursement to Tenant of all rescinded amounts paid under the provisions of this Agreement.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date first written above.

LANDLORD:		TENANT:
VEF III Funding, LLC, a Delaware limited liability corporation		BroadVision, Inc., a Delaware corporation

By:	/s/B. Stanton Breon	By:	/s/William E. Meyer
Name:	B. Stanton Breon	Name:	William E. Meyer
Title:	Vice President	Title:	Chief Financial Officer

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APPENDIX A TO

AGREEMENT TO RESTRUCTURE LEASE AND TO ASSIGN SUBLEASES

FOURTH AMENDMENT TO LEASE

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT OF LEASE (the “Fourth Amendment”) dated as of October 1, 2004 (the “Fourth Amendment Date”), is made between VEF III FUNDING, LLC, a Delaware limited liability company having an office c/o VEF Advisors, LLC, Tower Place 100, Suite 1600, 3340 Peachtree Rd., N.E., Atlanta, GA 30326-1000 (“Landlord”), and BROADVISION, INC., a Delaware corporation, having its principal executive office at 585 Broadway, Redwood City, CA 94063 (“Tenant”).

BACKGROUND

A.  Landlord and Tenant (as successor to Interleaf, Inc., a Delaware corporation and a wholly-owned subsidiary of Tenant (“Interleaf”)) are holders of the landlord’s and tenant’s interests, respectively, under a Lease dated March 21, 2000 as amended by Amendment of Lease dated as of April 26, 2000, by Second Amendment of Lease dated as of November 14, 2000, and by Third Amendment of Lease dated as of October 1, 2004 (collectively, the “Lease”), covering certain space in the Building located at 400 Fifth Avenue, Waltham, MA (the “Premises”).

B.  The parties desire to further amend the Lease to reduce the space leased thereunder, the rental rate thereunder and to reduce Tenant’s obligations thereunder to reflect the reduced space and rent.

C.  This Fourth Amendment is being delivered concurrently with the execution and delivery of that certain Agreement to Restructure Lease and to Assign Subleases between the parties (the “Restructure Agreement”).  Pursuant to that Restructure Agreement, Tenant is assigning to Ben II - VEF III LLC, a Delaware corporation and an affiliate of Landlord (“Ben II — VEF III, LLC”), and Ben II - VEF III, LLC is assuming Tenant’s rights, title, interest and obligations under three Subleases (as defined in the Restructure Agreement).

D.  All capitalized terms used herein shall, unless ascribed a different meaning herein, have the same respective meanings ascribed to them in the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Effective October 1, 2004, the portions of Section 1.1 of the Lease named “Premises Square Footage”, “Annual Rent”, “Tenant’s Estimated Electrical Charge”, Tenant’s Proportionate Fraction”, and “Security Deposit” are modified to read as follows:

Premises Square Footage:	For the First Revised Term: 7,611 rentable square feet on the third floor (the “Main Premises”) plus the “Operations Rooms” (as defined herein), all as shown on Appendix 1 to the Fourth Amendment.

For the Second Revised Term: 5,768 rentable square feet on the third floor (the “Reduced Main Premises”) plus the “Operations Rooms”, all as shown on Appendix 1 to the Fourth Amendment.

Annual Rent:	For the First Revised Term:	$152,220 per annum
($12,685 per month)

	For the Second Revised Term:	$115,360 per annum
($9,613 per month)

Tenant’s Estimated Electrical Charge:	$1.25 per rentable square foot of the Main Premises per annum for the First Revised Term and $1.25 per rentable square foot of Reduced Main Premises per annum for the Second Revised Term.

Tenant’s Proportionate Fraction:	For the First Revised Term: 6.6454%
For the Second Revised Term: 5.0362%

Security Deposit:	$28,840.

In addition, the follow sections of the Lease are hereby deleted: Sections 2.2, 2.3, 2.4 and 2.5 and the last paragraph of Section 12.9.

As used herein, the term “First Revised Term” means the period commencing on October 1, 2004 and ending December 31, 2004 and the term “Second Revised Term” means the period commencing January 1, 2005 and ending September 30, 2006.

2.  Except as provided herein, Tenant shall continue to have use of the “Transferred Property” (defined herein) being used by it as of the Fourth Amendment Date, including access to and use of the computer (server), telecommunications (phone) and network rooms (as shown on Exhibit 1 hereto) (collectively, the “Operations Rooms”) and the equipment located therein during the term of the Lease for the purpose of operating its computer network, phone system and servers.  Pursuant to the Restructure Agreement, Tenant has transferred to Landlord the “Transferred Property” (as such term is defined in the Restructure Agreement) including certain equipment and fixtures contained in the Operations Rooms.  With respect to the use of the computer/server room, Tenant shall have a license to use the 25 racks it is currently using through the end of the First Revised Term and up to five (5) racks during the Second Revised Term. At least ten (10) days before the beginning of the Second Revised Term, Tenant will notify Landlord of the actual number of racks it will use starting January 1, 2005.  Effective at the beginning of any month thereafter (i.e., after January 2005), Tenant may modify the number of racks it will use in that month by giving Landlord written notice thereof at least ten days before the beginning of such month.  Tenant uses the Card Key Access System that is part of the Transferred Property for Tenant’s facility in McLean, Virginia and Landlord will permit Tenant to continue such use through the end of the First Revised Term.  In consideration of Tenant’s use of the racks in the computer/server room, Tenant will pay Landlord $300.00 per month per rack used by Tenant on or before the first day of each month during the First Revised Term and the Second Revised Term.

3.  Notwithstanding any terms or provisions of the Lease (as amended) to the contrary, Tenant shall have the sole and exclusive liability and responsibility, at its sole cost and expense, for the maintenance, cleaning, and repair of the Operations Rooms, and for the operation, functionality, maintenance, repair, replacement and upkeep of its own computer network, servers and equipment and other items of its equipment located in the Operations Rooms.  Further, during the term of the Lease (as amended), Tenant shall have the sole and exclusive liability and responsibility for the operation, functionality, maintenance, repair, replacement and upkeep of the phone system and the uninterruptible power system, both of which are currently being utilized by Tenant and other tenants of the building.  Landlord shall be solely liable and responsible for the maintenance, repair and operation of the HVAC systems that serve, and for the delivery of HVAC services for, the Operations Rooms on a 24 hour-7 day basis, and Landlord shall provide electricity service to the Operations Rooms.  Tenant shall indemnify and hold harmless Landlord from and against any and all loss, cost, liabilities and expenses, including reasonable attorneys’ fees, incurred by Landlord and/or, claimed by any of such subtenants and/or Tenant with respect to its continuing obligations associated with the Operations Rooms as included in this Fourth Amendment.

4.  Notwithstanding any terms or provisions of the Lease (as amended) to the contrary, Tenant hereby consents to the entry by Landlord onto any portion of the Main Premises, the Reduced Main Premises or the Operations Rooms for the purposes of installing and constructing any necessary tenant improvements that are required, in Landlord’s sole discretion, to cause the third floor of the Building to become a multi-tenant floor including, without limitation, the construction of any necessary demising walls, common corridors, utility lines, sprinkler or other mechanical systems, lighting, security systems and any necessary wiring or cabling associated therewith, and Tenant agrees that the construction of any such improvements shall not require that Landlord provide any rent abatement or credit to Tenant as a result of any loss of use of any square footage of the Main Premises, the Reduced Main Premises or the Operations Rooms resulting from such improvements.

5.  To the extent provisions of the Lease contain obligations or rights of the Tenant that relate to or are made with reference to the square footage of the premises leased under the Lease or the rent payable by Tenant, then for periods from and after October 1, 2004, the square footage leased and the rent payable by Tenant shall be as modified by this Fourth Amendment.

6.  Tenant hereby surrenders all of its prior rights to any other space in the Premises other than the portion of the Premises shown in Exhibit 1 hereto (which non-surrendered portion includes the Operations Rooms), and the Lease with respect to such surrendered space shall be deemed to be terminated with respect to Tenant but shall be not be deemed terminated for purposes of the Subleases (as defined in the Restructure Agreement) assumed by VEF III LLC pursuant to the Restructure Agreement and the space subleased under the Subleases.  Within thirty (30) days after the Fourth Amendment Date, the Tenant shall deliver all of the Premises other than the portions of the Premises being leased by Tenant by virtue of this Fourth Amendment and subleased pursuant to such Subleases in broom clean condition, but with the Transferred Property (as defined in the Restructure Agreement) in place.  In addition, within thirty (30) days after the Fourth Amendment Date, Tenant will, at its own expense, remove the signage on the facade of the Building in accordance with the provisions of the Lease.  If Tenant does not fulfill its obligations under this Section 4, Landlord shall have the right, but not the obligation, to perform such work and present to Tenant a valid invoice(s) for the actual costs incurred, plus an administrative fee of ten percent (10%) of the costs incurred.  Tenant shall pay such valid invoice within ten (10) days of Tenant’s receipt.

7.  Landlord shall have no responsibility to Tenant or Unveil Technologies, Inc. to construct any demising partitions, hallways, doorways, access/egress passageways or other improvements on the third floor of the Building to cause the same to be a multi-tenant floor, and Landlord shall have no obligations to maintain, repair, replace or secure the areas shared by Unveil Technologies, Inc. and Tenant on the third floor of the Building.  Tenant shall indemnify and hold Landlord and VEF III LLC harmless from and against any and all damages, costs, liabilities, expenses (including reasonable attorneys’ fees) incurred by Landlord and/or VEF III LLC or by any third parties (including Unveil Technologies, Inc. or any of the employees, agents, or contractors of Unveil Technologies, Inc.), including damage to property or harm to persons, arising out of (a) the absence of any demising partitions or common corridors or other multi-tenant floor improvements on the third floor of the Building or (b) the common usage by Unveil Technologies, Inc. and Tenant of certain portions of the third floor of the Building for access/egress and restroom facilities.  Such indemnity and hold harmless agreement shall include any claims made by Unveil Technologies, Inc. or Tenant or any of the employees, agents or contractors of Unveil Technologies, Inc. or Tenant and any claims or assertions made by any governmental officials.

8.  Except as modified hereby, the lease remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Fourth Amendment to be signed by their respective duly authorized officers as of the date first above written.

LANDLORD:	TENANT:
VEF III Funding, LLC,	BroadVision, Inc.,
a Delaware limited liability corporation	a Delaware corporation

By:	By:
Name:	Name:	William E. Meyer
Title:	Title:	Chief Financial Officer

APPENDIX 1

TO FOURTH AMENDMENT TO LEASE

Revised Premises Floor Plan Showing

“Main Premises,” “Reduced Main Premises” and “Operations Rooms”

In the attached floor plan, the Main Premises are comprised of the diagonally hashed areas labeled A and B, the Reduced Main Premises is the diagonally hashed area labeled B, and the Operations Rooms are the horizontally hashed area labeled “Operations Room.

APPENDIX B TO

AGREEMENT TO RESTRUCTURE LEASE AND TO ASSIGN SUBLEASES

SCANSOFT SUBLEASE

APPENDIX C TO

AGREEMENT TO RESTRUCTURE LEASE AND TO ASSIGN SUBLEASES

UNVEIL SUBLEASE

APPENDIX D TO

AGREEMENT TO RESTRUCTURE LEASE AND TO ASSIGN SUBLEASES

BLADELOGIC SUBLEASE

APPENDIX E TO

AGREEMENT TO RESTRUCTURE LEASE AND TO ASSIGN SUBLEASES

FORMS OF ESTOPPEL STATEMENT

EXHIBIT TRANSFERRED PROPERTY

EXHIBIT L/C